EXHIBIT 99.1

Interlink Plus, Inc. and Loop Media, Inc. Sign Merger Agreement

LAS VEGAS, NV and GLENDALE, CA, January 6, 2020 -- Interlink Plus, Inc. ("Interlink") (OTC: ITRK) and Loop Media, Inc. (“Loop”) today announced that they have signed a definitive Merger Agreement under which the shareholders of privately-held Loop will become the majority owners of Interlink. The combined company will be led by Loop's current management team. The transaction has been unanimously approved by the boards of directors of both companies and is subject to customary closing conditions, including the approval of Loop's stockholders. The transaction is expected to close by the end of January 2020.

Additional information regarding the transaction, including a copy of the Merger Agreement, can be found in the Form 8-K Interlink filed today with the SEC.

Loop Media

Loop Media, Inc., is an innovative premium streaming media company building products and solutions for both businesses and consumers. Loop improves the entire viewing experience for premium short-form content by focusing on venues and consumers in the evolving frontier of digital out-of-home, streamlining the public-to-private viewing experience. Loop’s growing library of over 200,000 music videos and film, game and TV trailers can be viewed in many popular hospitality, dining, and retail venues; on leading branded media and entertainment sites; and on over-the-top TV platforms and IPTV devices. To learn more about Loop products and applications, please visit online at Loop.tv

Interlink Plus

InterLink Plus is a professional Trade Show Services provider in Las Vegas offering a wide array of affordable trade show services including staffing, marketing, booth design and set up.  Interlink Plus also operates various types of travel programs domestically and internationally maintaining the highest standard of credibility in the travel and tourism industry.  Learn more at www.interlinkplus.com

Forward-Looking Information

This release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans”, “ expects” or “does not expect”, “proposed”, “is expected”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. More particularly and without limitation, this news release contains forward-looking statements and information concerning the Merger. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific that can contribute to the possibility that the predictions, estimates, forecasts, projections and other forward-looking statements will not occur.

Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.